Lake St. Louis, Missouri

December 31, 2002

PROACTIVE ASSET ALLOCATION FUNDS

ACTION BY UNANIMOUS WRITTEN CONSENT

OF THE TRUSTEES WITHOUT A MEETING

The undersigned, being all of the Trustees of the PROACTIVE Asset Allocation Funds, a Massachusetts business trust (the “Trust”), in lieu of action taken at a meeting, hereby authorize, approve and adopt the following resolutions by unanimous written consent:

RESOLVED:

That as of January 1, 2003, the OPTI-flex® DYNAMIC Fund agrees to pay a “Universal Services Fee” equal to 0.65% of average daily fund assets to PROACTIVE Financial Services, Inc. in return for payment of all administrative bills.  Administrative bills shall include, but not be limited to: audit, transfer agency, legal, printing, postage, custody, insurance, and registration.  Under this agreement, the only bills that will remain the responsibility of the Fund will be the Management Fee (currently 0.75%), and distribution fees (currently 0.75% 12b-1 fee and 0.25% shareholder service fee).  This agreement will remain in place for a period of one year, and thereafter shall continue from year to year subject to approval at least annually by a majority of the Trustees of the Trust who are not parties to this Agreement or interested persons of any such party.

IN WITNESS WHEREOF, the undersigned have executed this Action by Unanimous Written Consent of the Trustees without a Meeting as of the date and year first above written.

/s/Jeffrey J. Unterreiner

/s/Arnold Tennant

Jeffrey J. Unterreiner

Arnold Tennant

/s/C. Martin Unterreiner

/s/Raymond E. Doerr

C. Martin Unterreiner

Raymond E. Doerr

This agreement is accepted and agreed to on behalf of PROACTIVE Financial Services, Inc.

/s/Jeffrey J. Unterreiner

Jeffrey J. Unterreiner, President